Consent of Christopher M. Kravits

I hereby consent to the inclusion in this Registration Statement on Form 20-F of Prophecy Development Corp. (the “Company”), which is being filed with the United States Securities and Exchange Commission, and any amendments thereto, of references to my name and to certain sampling data related to the Company’s Pulacayo Project.

Dated: September 17, 2018

/s/ Christopher M. Kravits
Christopher M. Kravits, CPG, LPG